Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

ATTORNEYS AT LAW

370 LEXINGTON AVENUE

NEW YORK, NEW YORK 10017

TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889

www.egsllp.com

May 24, 2007

BioDelivery Sciences International, Inc.

2501 Aerial Center Parkway, Suite 205

Morrisville, North Carolina 27560

Re:	Registration Statement on S-3

Gentlemen:

We are familiar with the Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is an exhibit, which Registration Statement is being filed by BioDelivery Sciences International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the public resale by certain selling stockholders of the Company named in the Registration Statement (the “Selling Stockholders”) of a total of 2,543,871 shares of Company common stock, $0.001 par value per share (the “Issuable Shares”). The Issuable Shares are issuable by the Company upon the exercise of certain Company warrants (“Warrants”) held by the Selling Stockholders.

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1) the Certificate of Incorporation and By-laws of the Company, each as amended as of the date hereof;

(2) the Warrants; and

(3) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

Based upon and subject to the foregoing, it is our opinion that: (i) the Company has taken all necessary corporate action required to authorize the issuance of the Warrants and the Issuable Shares; and (ii) that upon receipt of the warrant exercise price in accordance with the terms of the Warrants, and when certificates for the same have been duly executed and countersigned and delivered, the Issuable Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ ELLENOFF GROSSMAN & SCHOLE LLP
ELLENOFF GROSSMAN & SCHOLE LLP